                                               ---------------------------------
                                                          OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0145
                                               Expires:        December 31, 2005
                                               Estimated average burden
                                               hours per response.............11
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                      Beach First National Bancshares, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    073334104
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (2-02)

CUSIP NO. 073334104                    13G

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     River Oaks Capital LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [ ]
     (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    269,145
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON
    WITH:           269,145
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     269,145
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.56%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

     (a)  Name of Issuer

          Beach First National Bancshares, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          3751 Robert M. Grissom Parkway
          Myrtle Beach, South Carolina 29577

ITEM 2.

     (a)  Name of Person Filing

          River Oaks Capital LLC (the "Company")

     (b)  Address of Principal Business Office or, if none, Residence

          1905 East Wayzata Blvd., Suite 140
          Wayzata, MN 55391

     (c)  Citizenship

          The Company is organized in Minnesota

     (d)  Title of Class of Securities

          Common Stock

     (e)  CUSIP Number

          073334104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act.

     (b) [ ] Bank as defined in section 3(a)(6) of the Act.

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment adviser in accordance with Section
             240.13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     (a)  Amount Beneficially Owned

          269,145 shares of Common Stock

     (b)  Percent of Class

          5.56%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               269,145

          (ii) Shared power to vote or to direct the vote

               0

          (iii) Sole power to dispose or to direct the disposition of

               269,145

          (iv) Shared power to dispose or to direct the disposition of

               0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Not Applicable

Instruction. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The Company manages River Oaks Financial Fund LP which holds 5.56% of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     See Item 2

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 5, 2008
                                        Date

                                        /s/ David Welch
                                        ----------------------------------------
                                        Signature

                                        David Welch, Principal
                                        Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                                   Page 5 of 5